Exhibit 1.1

AGREEMENT AND PLAN OF MERGER BY AND AMONG VIASPACE TECHNOLOGIES LLC, ROBERT HOEGLER AND GLOBAL-WIDE PUBLICATION LTD. DATED JUNE 15, 2005

AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into on this 15th day of June 2005, by and among VIASPACE TECHNOLOGIES LLC, a Delaware limited liability company ("ViaSpace"), Robert Hoegler (“Founder”), and GLOBAL-WIDE PUBLICATION LTD., a Nevada corporation ("GW").

W I T N E S S E T H:

WHEREAS GW and ViaSpace desire to consummate a business combination in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, ViaSpace will merge with GW (the "Merger"), each outstanding membership unit of ViaSpace (collectively the "ViaSpace Membership Units"), will be converted into the Merger Consideration and GW will be the surviving entity;

WHEREAS, the Members of ViaSpace have determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in their best interests, that the Merger is fair and advisable, and has approved this Agreement in accordance with the Delaware General Corporation Law, as amended (the "DGCL"); and

WHEREAS, the Board of Directors of GW unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of GW and the holders of GW Common Stock and has adopted this Agreement in accordance with the Nevada Revised Statutes, as amended (the "NRS"), and has further resolved unanimously to recommend to all holders of GW Common Stock that they authorize, approve and adopt this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and NRS, at the Effective Time, ViaSpace shall be merged with and into GW and GW shall be the surviving entity in the Merger (the "Surviving Corporation") and, as such, the separate corporate existence of ViaSpace thereupon shall cease.

SECTION 1.2 Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VII hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Los Angeles local time, on a date to be specified by the parties (the "Closing Date"), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Fish & Richardson P.C., 12390 El Camino Real, San Diego, CA 92130 or at such other location as is agreed to by the parties hereto.

SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the Closing the parties shall cause the Merger to be consummated by filing with (i) the Nevada Secretary of State (the "Secretary") articles of merger (the "Articles of Merger") duly executed and so filed in accordance with the NRS; and (ii) with the Delaware Secretary of State, a certificate of merger duly executed and filed in accordance with the DGCL, and shall make all other filings and recordings required under the NRS to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary, or at such subsequent date or time as GW and ViaSpace mutually shall agree and specify in the Articles of Merger (the time the Merger becomes so effective being hereinafter referred to as the "Effective Time").

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the NRS, including without limitation NRS 92A.250 thereof, and the DGCL, including Sections 18-209 thereof.

SECTION 1.5 Articles of Incorporation and By-laws of the Surviving Corporation.The articles of incorporation and the by-laws of the Surviving Corporation shall be not be amended except as to allow GW to adopt the name of ViaSpace concurrently or subsequent to the Closing.

SECTION 1.6 Directors and Officers. At the Closing, the sole directors of GW shall be Carl Kukkonen and Amjad Abdallat until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation and the NRS. The officers of GW shall be Carl Kukkonen, Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary and Amjad Abdallat, Vice President until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of GW or ViaSpace, respectively:

(a)           ViaSpace Membership Units. Except as provided below, each outstanding ViaSpace Membership Unit shall be converted into 5.40 shares of GW Common Stock (the “Merger Consideration”).

(b)           The aggregate consideration provided to the ViaSpace shall comprise 226,800,000 shares of GW Common Stock.

(c)           ViaSpace Membership Units shall cease to be outstanding and be cancelled and retired.

(d)           It is acknowledged that an option (the “Option”) has been granted to the SNK Capital Trust (“SNK”) by GW to purchase Common Stock of GW on certain terms and conditions. In this regard, SNK has agreed to certain conditions respecting the Merger Consideration that SNK will otherwise receive at Closing as a holder of ViaSpace Membership Units. It has been agreed that, upon the completion of the Merger, out of a total of 50,490,000 shares of GW Common Stock, to be issued to SNK, SNK shall receive 17,990,000 shares of GW Common Stock at the Effective Time. The balance of 32,500,000 Shares (the “Held Shares”) of GW Common stock registered to SNK at such time shall be held in trust by GW as part of the consideration for the granting of the Option. The Held Shares shall be released either to SNK or to the Members of ViaSpace (the “VS Entities”) as follows:

i)           If SNK exercises the Option to purchase a minimum of $500,000.00 of shares of GW Common Stock on or before July 15, 2005, two million six hundred thousand (2,600,000) of the Held Shares shall be released to SNK;

ii)          If SNK fails to purchase at least $500,000.00 of shares of GW Common Stock on or before July 15, 2005 two million six hundred thousand (2,600,000) the Held Shares shall be transferred to the VS Entities on a pro-rata basis;

iii)         If SNK exercises the Option to purchase an aggregate of $1,000,000.00 of shares of GW Common Stock on or before August 30, 2005, an additional two million six hundred thousand (2,600,000) of the Held Shares shall be released to SNK;

iv)          If SNK fails to purchase an aggregate of at least $1,000,000.00 of shares of GW Common Stock on or before August 30, 2005, an additional two million six hundred thousand (2,600,000) of the Held Shares shall be transferred to the VS Entities on a pro-rata basis;

v)           If SNK exercises the Option to purchase an aggregate of at least $2,000,000.00 of shares of GW Common Stock on or before February 15, 2006, an additional five million two hundred thousand (5,200,000) Held Shares shall be released to SNK;

vi)          If SNK fails to purchase an aggregate of at least $2,000,000.00 of shares of GW Common Stock on or before February 15, 2006, an additional five million two hundred thousand (5,200,000) Held Shares shall be transferred to the VS Entities on a pro-rata basis;

vii)         If SNK exercises the Option to purchase an aggregate of at least $10,00,000.00 of shares of GW Common Stock on or before February 15, 2007, the remaining twenty-two million one hundred thousand (22,100,000) Held Shares shall be released to SNK; and viii) If SNK fails to purchase an aggregate of at least $10,000,000.00 of shares of GW Common Stock on or before February 15, 2007, twenty-two million one hundred thousand (22,100,000) Held Shares shall be transferred to the VS Entities on a pro-rata basis.

SECTION 2.2 Fractional Shares. No certificates representing fractional shares of GW Common Stock shall be issued upon the surrender for exchange of ViaSpace Stock Certificates. In the event that a holder of a ViaSpace Stock Certificate would be entitled to receive in the Merger a fractional share interest in exchange for such ViaSpace Stock Certificate, then (i) any such fractional share greater than or equal to one-half of a share (0.5) shall be rounded up to the next whole share number and (ii) any such fractional share less than one-half of a share (0.5) shall be rounded down to the preceding whole share number.

SECTION 2.3 Issuance of Certificates. As soon as reasonably practicable after the Effective Time, GW shall mail to each holder of Economic Interests of ViaSpace as specified in Section 3.3 of the ViaSpace Disclosure Schedule, a certificate (or certificates) which immediately prior to the Effective Time represented outstanding ViaSpace Membership Units. All shares of GW Common Stock issued in accordance with this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such ViaSpace Membership Units represented thereby and, as of the Effective Time, the stock transfer books and records of ViaSpace shall be closed and there shall be no further registration of transfers on the stock transfer books and records of ViaSpace of ViaSpace Membership Units outstanding immediately prior to the Effective Time.

SECTION 2.4 Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of GW Common Stock or ViaSpace Membership Units shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the Merger Consideration shall be adjusted correspondingly to provide to the holders of

ViaSpace Membership Units the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and GW’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement.

SECTION 2.5 Interests of Dissenting Members. Notwithstanding anything in this Agreement to the contrary, any ViaSpace Membership Units that are outstanding as of the Effective Time and that are held by a Member who has properly exercised his appraisal rights under Chapter 13 of the DGCL (the "Dissenting Shares) shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL, each share of such holder’s ViaSpace Membership Units, as the case may be, thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.1. ViaSpace shall give GW prompt written notice of (i) all demands for appraisal or payment for ViaSpace Membership Units received by ViaSpace prior to the Effective Time in accordance with the DGCL and (ii) any settlement or offer to settle any such demands.

SECTION 2.6. Tax-Free Reorganization. The Merger is intended to qualify for federal income tax purposes as a deemed liquidation of ViaSpace and a transfer of the ViaSpace assets to GW by the ViaSpace Members solely for GW voting stock, in a transaction that qualifies under section 351 of the Internal Revenue Code of 1986, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VIASPACE

Except as set forth on the Disclosure Schedule delivered by ViaSpace to GW prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "ViaSpace Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, ViaSpace hereby represents and warrants to GW as follows:

SECTION 3.1 Organization, Standing and Corporate Power. (a) Each of ViaSpace and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of ViaSpace and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction listed in Section 3.1 of ViaSpace Disclosure Schedule. Each of ViaSpace and its subsidiaries is duly qualified or licensed to conduct business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on ViaSpace and its subsidiaries taken as a whole.

SECTION 3.2 Subsidiaries. Section 3.2 of ViaSpace Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of ViaSpace, whether consolidated or unconsolidated. The number and type of securities held by ViaSpace in its subsidiaries as well as the percentage of outstanding common stock, on as converted basis, such securities represent in the subsidiaries are set forth in Section 3.2 of ViaSpace Disclosure Schedule.

SECTION 3.3 Capital Structure. The authorized Membership Interests and Economic Interests of ViaSpace is as set forth in Section 3.3 of ViaSpace Disclosure Schedule and, except as set forth therein, there are no outstanding (i) Membership Units (voting or otherwise) of ViaSpace, (ii) securities of ViaSpace convertible into or exchangeable for Membership Units (voting or otherwise) of ViaSpace, or (iii) options, warrants or other rights to acquire from ViaSpace, directly or indirectly, or obligations of ViaSpace to issue, any Membership Units (voting or otherwise), or any other securities convertible into or exchangeable for Membership Units of ViaSpace.

SECTION 3.4 Authority; Noncontravention.

(a)           ViaSpace has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by ViaSpace’s Members in connection with the consummation of the Merger, all acts and proceedings required to be taken by or on the part of ViaSpace to authorize ViaSpace to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of ViaSpace, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of ViaSpace’s Operating Agreement, (ii) any loan or credit agreement, note, mortgage, indenture, lease or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ViaSpace or its properties or assets, except for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on ViaSpace and its subsidiaries, taken as a whole.

(c)           The execution, delivery and performance by ViaSpace of this Agreement and the consummation of the Merger by ViaSpace require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (each, a “Governmental Entity,” collectively “Government Entities”) other than the filing of the articles of merger with the Nevada Secretary of State and certificates of merger with the Delaware Secretary of State.

SECTION 3.5 Member Approval. A majority of the Members of ViaSpace, after full and deliberate consideration, have duly approved this Agreement and resolved that the Merger and the transactions contemplated hereby are fair to, advisable and in their best interests.

SECTION 3.6 Accuracy of Information. To the knowledge of ViaSpace, neither this Agreement, the ViaSpace Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by ViaSpace, any of ViaSpace’s subsidiaries, or any of their respective employees or agents to ViaSpace in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GW

Except as set forth on the Disclosure Schedule delivered by GW to ViaSpace prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "GW Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, GW hereby represents and warrants to ViaSpace as follows:

SECTION 4.1 Organization, Standing and Corporate Power.

(a)           Each of GW and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of GW and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction listed in Section 4.1 of the GW Disclosure Schedule. Each of GW and its subsidiaries is duly qualified or licensed to conduct business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on GW and its subsidiaries taken as a whole.

(b)           GW has delivered or made available to ViaSpace prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of GW and its subsidiaries, as in effect at the date of this Agreement, and which shall be in effect as of the Closing Date (subject to any amendments permitted under Section 5.4(a) hereof).

SECTION 4.2 Subsidiaries. (a) Section 4.2 of the GW Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of GW, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of GW are set forth in Section 4.2 of the GW Disclosure Schedules and all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned directly or indirectly by GW, free and clear of all Liens. Except as set forth above or in Section 4.2 of the GW Disclosure Schedule, GW does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

SECTION 4.3 Capital Structure.

(a)           At the Effective Time, the authorized capital stock of GW will consist of 400,000,000 shares of common stock, $0.001 par value (the "GW Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share, of GW ("GW Authorized Preferred Stock") (not including the Merger Consideration). Immediately prior to the Effective Time: (i) 54,000,000 shares of GW Common Stock will be issued and outstanding; (ii) no (0) shares of GW Common Stock will be held by GW in its treasury; (iii) no (0) shares of GW Common Stock will be held by subsidiaries of GW; (iv) no (0) shares of GW Common Stock will be reserved for issuance pursuant to the stock-based plans identified in Section 4.3 of the GW Disclosure Schedule (such plans, collectively, the "GW Stock Plans"), of which approximately no (0) shares are subject to outstanding employee stock options or other rights to purchase or receive GW Common Stock granted under GW Stock Plans (collectively, "GW Employee Stock Options"); and (v) no (0) shares of GW Common Stock will be reserved for issuance pursuant to convertible securities. Except as in this Agreement, at the Effective Time, no outstanding (i) shares of capital stock or other securities (voting or otherwise) of GW, (ii) securities of GW convertible into or exchangeable for shares of capital stock or securities (voting or otherwise) of GW, or (iii) options, warrants or other rights to acquire from GW, directly or indirectly, or obligations of GW to issue, any capital stock or securities (voting or otherwise), or any other securities convertible into or exchangeable for capital stock or securities of GW will be outstanding. All shares of capital stock of GW outstanding as of the date hereof have been, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock of GW outstanding as of the date hereof have been, and all shares which shall be issued as part of the Merger Consideration will be, when issued, fully paid and nonassessable and not subject to preemptive rights created by statute, GW’s Articles of Incorporation (the “GW’s Articles of Incorporation”) or any agreement to which GW is a party or by which GW may be bound.

(b)           GW has a sufficient number of duly authorized but unissued shares of GW Common Stock to issue the Merger Consideration.

SECTION 4.4 Authority; Noncontravention.

(a)           GW has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by GW’s shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of GW to authorize GW to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of GW, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of GW’s articles of incorporation, (ii) any loan or credit agreement, note, mortgage, indenture, lease or other GW Contract or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GW or its properties or assets.

(c)           The execution, delivery and performance by GW of this Agreement and the consummation of the Merger by GW requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Entity other than (i) the filing of a certificate of merger in accordance with the Secretary, and with respect to GW, (ii) compliance with any applicable requirement of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) compliance with the Securities Act; and (iv) compliance with any state securities or blue sky laws.

(d)           The execution and delivery of this Agreement and the consummation of the Merger will not result in the creation of any Lien upon any asset of GW.

(e)           Except as set forth in Section 4.4(e) of the GW Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the governmental authorities referred to in (b) above) under any indenture, lease, instrument or other material contract, agreement or document to which GW is a party or by which GW is bound is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by GW or the consummation of the Merger.

SECTION 4.5 GW Documents.

(a)           As of their respective filing dates, (i) GW’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004, and all reports, schedules, forms, information statements and other documents (including exhibits) filed by GW with the SEC subsequent to such fiscal year end (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOXA"), the "GW SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GW SEC Documents, except as amended or supplemented by a subsequently filed GW SEC Document, and (ii) no GW SEC Documents, as of their respective dates, contained (except for such matters as were amended or supplemented by a subsequently filed GW SEC Document, if any), and no GW SEC Document filed subsequent to the date hereof through the Closing Date will contain as of their respective dates, any untrue statement of a material fact or omitted, and no GW SEC Document filed subsequent to the date hereof and through the Closing Date will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of GW under the Securities Act, in light of the circumstances under which they were made) not misleading.

(b)           The financial statements of GW included in GW SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC (except as subsequently amended or supplemented by a subsequent GW SEC Document, if at all), in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report on Form l0-QSB of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of GW and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any GW SEC Documents to be filed subsequently to the date hereof are not reasonably expected to be, material in amount or effect). Except for liabilities (i) set forth in Section 4.5 of the GW Disclosure Schedule, (ii) reflected in GW’s audited financial statements as at, and for the period ending, December 31, 2004, including, without limitation, any liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (iii) incurred in the ordinary course of business since December 31, 2004 consistent with GW’s past practices, or (iv) in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, GW has no material liabilities or obligations, whether absolute, accrued, contingent or otherwise.

(c)           Each of GW, its directors and its senior financial officers has consulted to the extent necessary with GW's independent auditors and with GW's outside counsel with respect to, and (to the extent applicable to GW) is familiar in all material respects with all of the requirements of, SOXA. GW hereby reaffirms, represents and warrants to ViaSpace the matters and statements made in the certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA as if such certifications were made as of the Closing Date.

SECTION 4.6 GW Contracts.

(a)           Section 4.6 of the GW Disclosure Schedule lists all GW Contracts. Each GW Contract is valid and binding on and enforceable against GW (or, to the extent a subsidiary of GW is a party, such subsidiary) and, to the knowledge of GW, each other party thereto and is in full force and effect. Neither GW nor any of its subsidiaries is in breach or default under any GW Contract. Neither GW nor any subsidiary of GW knows of, or has received notice of, any violation, default, right of acceleration of any obligation or loss of a material benefit under (nor, to the knowledge of GW, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, right of acceleration of any obligation or loss of a material benefit, under) any GW Contract by any other party thereto. Prior to the date hereof, GW has made available to ViaSpace true and complete copies of all GW Contracts.

(b)           As used in this Agreement, “GW Contracts” shall mean:

(i)           any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to GW or any of its subsidiaries, of more than $1,000 individually or more than $5,000 in the aggregate and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to GW or any of its subsidiaries;

(ii)          except for non-disclosure agreements, non-solicitation agreements and other similar agreements entered into in the ordinary course of business, any Contract which contains provisions which in any non-de minimis manner restrict, or may restrict, the conduct of business as presently conducted by GW or any of its subsidiaries;

(iii)         except for non-disclosure agreements, non-solicitation agreements and other similar agreements entered into in the ordinary course of business, any Contract restricting in any way the right of GW or any subsidiary to engage in business or to compete in any business;

(iv)          any Contract providing for the indemnification or surety by GW or any of its subsidiaries;

(v)           any strategic alliance, revenue sharing joint venture or partnership agreement of GW or any subsidiary of GW;

(vi)          any Contract which grants any right of first or last refusal or right of first or last offer or similar right or that limits or purports to limit the ability of GW or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(vii)         any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control of GW or any of its subsidiaries;

(viii)        any employment agreement or any agreement or arrangement with any officer, director or key employee of GW or any subsidiary of GW;

(ix)          any Contract of GW or any of its subsidiaries providing for or pertaining to employment or consultation services for a specified or unspecified term;

(x)           any Contract pertaining to the use of or granting of any right to use or practice any rights under any Intellectual Property of GW, whether GW is the licensee or licensor thereunder, except for Contracts under which GW or any of its subsidiaries is a licensee or “off-the-shelf” software provided that, to GW’s knowledge, there is no default under any such Contract;

(xi)          any Contract pursuant to which GW or any of its subsidiaries leases or uses any real property;

(xii)         any Contract relating to Indebtedness of GW or any of its subsidiaries in excess of $1,000 or to preferred stock issued by GW or any of its subsidiaries (other than Indebtedness owing to or preferred stock owned by GW or any of its wholly-owned subsidiaries);

(xiii)         any Contract with distributors, dealers, manufacturers, manufacturer’s representatives, sales agencies, or franchisees;

(xiv)         any Contract relating to (A) the future disposition or acquisition of any assets or properties of GW or any of its subsidiaries, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other type of business combination;

(xv)          any Contract between or among GW or any of its subsidiaries, on the one hand, and any officer, director, employee or shareholder of GW or any of its subsidiaries, or any affiliate or associate of any GW (other than GW or any of its subsidiaries, which inter-company transactions are not the subject of this clause), on the other hand;

(xvi)         any collective bargaining agreement or labor contracts;

(xvii)        any Contracts that (A) limit or contain restrictions on the ability of GW or any of its subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require GW or any of its subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(xviii)       any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to GW or any of its subsidiaries, of more than $1,000 and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to GW or any of its subsidiaries; and

(xix)         any Contract not made in the ordinary course of business which is material to GW and its subsidiaries, taken as a whole, or which reasonably would be expected (x) to delay the consummation of the Merger or any of the transactions contemplated by this Agreement or (y) to have a material adverse effect on GW.

SECTION 4.7 Absence of Certain Changes. Except for liabilities disclosed in this Agreement or the transactions contemplated hereby, and except as disclosed in GW SEC Documents filed and publicly available prior to the date hereof, since December 31, 2004, there has not been any of the following: (i) any material adverse change in GW or any event which either individually or when aggregated with other event(s) has or reasonably would be expected to have a material adverse effect on GW, or (ii) to GW’s knowledge, any facts, circumstances or events that make it reasonably likely that GW will not be able to fulfill its obligations under this Agreement in all material respects, or (iii) any occurrence which would be required to be disclosed in GW’s annual report on Form 10-KSB if the end of the period for which such report was due was the date hereof, but not including, with respect to this clause (iii), disclosure that would be reported only in financial statements or notes thereto, or management’s discussion or analysis concerning the same, in respect of periods ending on the date hereof.

SECTION 4.8 Permits; Compliance with Applicable Laws.

(a)           GW and its subsidiaries own and/or possess all Permits which are required for the operation of the respective businesses of GW and its subsidiaries as presently conducted, except for those the failure to own or possess would not reasonably be expected to have a material adverse effect on GW. Each such Permit is listed in Section 4.8 of the GW Disclosure Schedule. Each of GW and its subsidiaries is in compliance with the terms of its Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of GW, threatened, except where the failure to be in full force and effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on GW.

(b)           Each of GW and its subsidiaries is in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to GW or its subsidiaries except where the failure to be in compliance individually or in the aggregate would not have a material adverse effect on GW.

(c)           Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 4.5 and 4.10, respectively, and not covered by this Section 4.8(b), GW and each of its subsidiaries have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the "Other GW Documents"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on GW.

SECTION 4.9 Absence of Litigation.

(a)           Section 4.9(a) of the GW Disclosure Schedule contains a true and current summary description of each pending and, to GW’s knowledge, threatened Action with respect to GW or any of its subsidiaries.

(b)           Except as disclosed in Section 4.9(b) of the GW Disclosure Schedule, there is no Action relating to GW or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of GW’s knowledge, threatened, which could reasonably be expected to have a material adverse effect on GW, nor are there any facts or circumstances known to GW or any of its subsidiaries which could reasonably be expected to give rise to any such Action.

(c)           Except as disclosed in Section 4.9(c) of the GW Disclosure Schedule, there is no Action relating to GW or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of GW’s knowledge, threatened, which could reasonably be expected to delay, prohibit, make illegal, or have a material adverse effect on the consummation of this Agreement or the transactions contemplated hereby, or the benefits to the parties hereto intended hereby and thereby.

(d)           Prior to the execution of this Agreement, GW has delivered to ViaSpace all responses of counsel for GW and its subsidiaries to auditors’ requests for information delivered in connection with GW’s audited financial statements for the period ended January 31, 2005 (together with any updates provided by such counsel) regarding Actions pending or threatened against, relating to or affecting ViaSpace or any of its subsidiaries

SECTION 4.10 Tax Matters.

(a)           Each of GW and each of its subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other Tax Returns required to be filed by it (giving effect to all extensions), except where the failure to file any such Tax Returns in timely fashion or at all would not reasonably be expected to have a material adverse effect, and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in GW’s audited consolidated balance sheet as of January 31, 2005 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date thereof.

(b)           As of the date of this Agreement, no Federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of GW or any of its subsidiaries, and neither GW nor any subsidiary of GW has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(c)           No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, GW or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of GW, threatened against or with respect to GW or any of its subsidiaries with respect to any material Tax.

(d)           Neither GW nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only GW and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(e)           No election under Section 341(f) of the Code has been made by GW or any of its subsidiaries.

(f)           No claim has been made in writing by any Governmental Entities in a jurisdiction where GW or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(g)           Each of GW and each of its subsidiaries has made available to ViaSpace correct and complete copies of (i) all of their Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the Federal, state, local or foreign Taxes due from or with respect to GW or any of its subsidiaries, and (iii)

any closing letters or agreements entered into by GW or any of its subsidiaries with any Governmental Entities with respect to Taxes.

(h)           Neither GW nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of GW and its subsidiaries no such deficiency or assessment is proposed.

SECTION 4.11 Employee Benefit Plans.

(a)           Section 4.11 of the GW Disclosure Schedule contains a true and complete list of all of GW’s and its subsidiaries’ Employee Plans as of the date hereof (“GW Employee Plans”). With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date.

(b)           None of GW Employee Plans is subject to any pending investigations or to the knowledge of GW threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

(c)           Each of GW Employee Plans is, and has been, operated in accordance with its terms and each of GW Employee Plans, and administration thereof, is, and has been in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, except where the failure to comply individually or in the aggregate would not have a material adverse effect on GW.

(d)           No material amounts payable under GW Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

(e)           Neither GW nor any subsidiary of GW has any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of GW or any subsidiary of GW.

SECTION 4.12 Labor Matters.

(a)           With respect to employees (and to the extent applicable, former employees) of GW and its subsidiaries: (i) to the knowledge of GW, no senior executive or key employee has any plans to terminate employment with GW or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against GW or any of its subsidiaries pending or, to the knowledge of GW or any of its subsidiaries, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) there are, and have been, no collective bargaining agreements; and (v) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of GW, proposed or threatened against GW or any of its subsidiaries relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

(b)           Section 4.12(b) of the GW Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee of GW.

(c)           Section 4.12(c) of the GW Disclosure Schedule lists all contracts, agreements, plans or arrangements covering any employee, officer or director of GW or its subsidiaries, all of which are in writing, have heretofore been duly approved by GW’s Board of Directors, and true and complete copies of all of which have heretofore been delivered to ViaSpace.

SECTION 4.13 Environmental Matters. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on GW:

(a)           (i) GW and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither GW nor any of its subsidiaries has received any written communication from any person or governmental entity that alleges that GW or any of its subsidiaries are not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases in any reportable quantity, or in violation of any Environmental Law, of Hazardous Substances by GW or any of its subsidiaries, or, by any other party, at any property currently or formerly owned, leased or operated by GW or any of its subsidiaries that occurred during the period of GW’s or any of its subsidiaries’ ownership, lease or operation of such property or, to the knowledge of GW and its subsidiaries, prior thereto, and no property now or previously owned or leased by GW or any subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(b)           GW and its subsidiaries have all Environmental Permits necessary for the conduct and operation of their business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and GW and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits.

(c)           There are no Environmental claims pending or, to knowledge, threatened, against GW or any of its subsidiaries, or against any real or personal property or operation that GW or any of its subsidiaries owns, leases or manages.

(d)           Neither GW, any of its subsidiaries, nor, to the knowledge of GW and its subsidiaries, any prior owner or lessee of any property now or previously owned or leased by GW or any subsidiary, has handled any Hazardous Substance on any property now or previously owned or leased by GW or any subsidiary; and, without limiting the foregoing, to the knowledge of GW (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, and (iii) there are no underground storage tanks, active or abandoned.

(e)           Neither GW nor any subsidiary has transported or arranged for the transportation of any Hazardous Substance to any location which is the subject of any Action that could lead to claims against GW, ViaSpace or any subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(f)           There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by GW or any subsidiary, and no action of any Governmental Authority has been taken or, to the knowledge of GW and the subsidiaries, is in process which could subject any of such properties to such Liens, and neither GW nor any subsidiary would be required to place any notice or restriction relating to the presence of any Hazardous Substance at any property owned by it in any deed to such property.

(g)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, GW or any subsidiary in relation to any property or facility now or previously owned or leased by GW or any subsidiary which have not been delivered to ViaSpace prior to the execution of this Agreement.

SECTION 4.14 Intellectual Property.

(a)           Section 4.14(a) of the GW Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by or licensed by GW or any of its subsidiaries, a complete and accurate list (including date of registration, expiration date, and whether owned or licensed) of all U.S. and foreign (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii)

copyright registrations and applications, and (iv) Internet domain names. To the knowledge of GW, GW or one of its subsidiaries owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the "Intellectual Property"), owned by GW or used in the business of GW as it currently is conducted. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing. GW and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets. Neither GW nor any subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, nor is there any default (or any condition which, with the giving of notice or lapse of time or both, would constitute a default) under any license out by GW of any such Intellectual Property. This Agreement and the transactions contemplated hereby will not conflict with, or result in a default in respect of, or a diminishment of rights with respect to (whether with the giving of notice or lapse of time or both), any Intellectual Property licensed by GW.

(b)           As of the date hereof, all of the Intellectual Property owned by GW or one of its subsidiaries is free and clear of all Liens, except as disclosed in Section 4.14 of the GW Disclosure Schedule. GW or one of its subsidiaries is listed in the records of the appropriate Unites States, state, foreign agency or other governmental entity, as the sole owner of record for each application and registration listed in Section 4.14 of the GW Disclosure Schedule.

(c)           All of the patent registrations owned by the Company and listed in Section 4.14(a) of the GW Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to GW’s knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications owned by GW and listed in Section 4.14(a) of the GW Disclosure Schedule or, to GW’s knowledge, against any other Intellectual Property used by GW or its subsidiaries.

(d)           To the knowledge of GW, the conduct of GW’s and its subsidiaries’ business as currently conducted or planned by GW to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

(e)           To GW’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property licensed to or by GW or its subsidiaries and no such claims have been made against a third party by GW or its subsidiaries.

(f)           GW and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets. Neither GW nor any subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, nor is there any default (or any condition which, with the giving of notice or lapse of time or both, would constitute a default) under any license out by GW of any such Intellectual Property. This Agreement and the transactions contemplated hereby will not conflict with, or result in a default in respect of, or a diminishment of rights with respect to (whether with the giving of notice or lapse of time or both), any Intellectual Property licensed by GW.

SECTION 4.15 Insurance Matters. GW and its subsidiaries have all material primary insurance with financially sound and nationally recognized insurance carriers providing insurance coverage, including, but not limited to, directors and officers liability insurance, that is customary in amount and scope for other companies in the industry in which GW and its subsidiaries operate. All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. As of the date hereof, neither GW nor any subsidiary will have received notice that any insurer under any policy of GW is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

SECTION 4.16 Transactions with Affiliates. There are (i) no outstanding amounts payable to or receivable from, or advances by GW or any of its subsidiaries to, and neither GW nor any of its subsidiaries is otherwise a creditor of or debtor to, any officer, director, or shareholder of GW or any Related Person, other than as part of the normal and customary terms of such persons’ employment or service as an officer, director or employee of GW or any of its subsidiaries; (ii) no Related Person provides or causes to be provided any assets, services or facilities to GW or any subsidiary; (iii) neither GW nor any subsidiary provides or causes to be provided any assets, services or facilities to any Related Person; and (iv) neither GW nor any subsidiary beneficially owns, directly or indirectly, any assets or property of any Related Person.

SECTION 4.17 Voting Requirements. Except as set forth in Section 4.17 of the GW Disclosure Schedule, the consent or approval of the holders of a majority of the outstanding shares of GW Common Stock or any other class of GW capital stock is the only vote required to approve the Merger and the transactions contemplated by this Agreement under applicable law and GW’s organizational instruments.

SECTION 4.18 Brokers. Except as set forth in Section 4.18 of the GW Disclosure Schedule, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GW.

SECTION 4.19 Real Property. Each of GW and its subsidiaries has valid leaseholds in all real estate leased by it, other than Permitted Liens. Neither GW nor any of its subsidiaries owns any real property. Section 4.19(a) of the GW Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by GW and its subsidiaries as lessee.

SECTION 4.20 Tangible Personal Property. Except as would not materially impair GW and its operations or the operations of its subsidiaries, the Tangible Personal Property owned, leased or used by GW or any of its subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and is, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted. Section 4.20 of the GW Disclosure Schedule lists GW’s Tangible Personal Property having a replacement cost of not less than $500 for each item. GW and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to GW and its subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens. No related party owns any Tangible Personal Property utilized by GW in its business as currently conducted.

SECTION 4.21 Investment Company. Neither GW nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

SECTION 4.22 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of GW, after full and deliberate consideration, unanimously has duly adopted this Agreement and resolved that the Merger and the transactions contemplated hereby are in the best interests of GW’s shareholders.

SECTION 4.23 Books and Records. Each of GW and its subsidiaries maintains and has maintained accurate books and records in accordance with GAAP reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 4.24 Accuracy of Information. To the knowledge of GW, neither this Agreement, the GW Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by GW, any of GW’s subsidiaries, or any of their respective employees or agents to ViaSpace in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business by ViaSpace. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, ViaSpace shall, and cause its subsidiaries to, conduct their respective businesses in the ordinary course and consistent with past practices.

SECTION 5.2 Advice of Changes. ViaSpace and GW shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any agreement, arrangement, business or other relationship with any of ViaSpace’s or its subsidiaries’ respective customers, suppliers or sales or design personnel; and (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VII.

SECTION 5.3 Conduct of Business by GW. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, GW shall, and cause its subsidiaries to conduct their respective businesses in the ordinary course and consistent with past practices. Except as set forth in Section 5.4 of the GW Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by ViaSpace, in writing, after the date hereof GW shall not, and shall not permit any of its subsidiaries to:

(a)           amend or otherwise change its articles of incorporation or by-laws, other than to increase the number of authorized shares of GW Common Stock or GW preferred stock, or to otherwise implement the terms and conditions of this Agreement, or as permitted by this Agreement;

(b)           issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge disposition, grant or encumbrance of any shares of its capital stock of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares of such capital stock, or any other ownership interest thereof;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock;

(d)           (i) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except from any officer, director or employee upon termination of such officer, director or employee;

(e)           (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other person, (ii) incur any indebtedness for borrowed money other than pursuant to agreements disclosed in the GW Disclosure Schedule, or issue any debt securities other than pursuant to agreements disclosed in the GW Disclosure Schedule or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances other than pursuant to licensing/development agreements entered into in the ordinary course of GW’s business, consistent with past practice, or (iii) enter into any new GW Contract not otherwise permitted pursuant to this Agreement;

(f)           make any capital expenditure or enter into any contract or commitment therefore other than pursuant to licensing/development agreements disclosed in Section 4.6 of the GW Disclosure Schedule;

(g)           amend, terminate or extend any GW Contract;

(h)           delay or accelerate payment of any account payable or other liability of GW beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(i)           take any action, or permit any event or condition to occur or exist, which would cause any representation or warranty of GW to be untrue; or

(i)           agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article IV untrue or incorrect.

SECTION 5.4 Transition. To the extent permitted by applicable law, GW and ViaSpace shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of ViaSpace and its subsidiaries with the businesses of GW and its subsidiaries to be effective as of the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Indemnification, Exculpation and Insurance.

(a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of ViaSpace and its subsidiaries as provided in its articles of organization, operating agreement, or by-laws (or comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of ViaSpace and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b)           From and after the Effective Time, GW shall cause the Surviving Corporation to maintain in effect a directors’ and officer’s liability insurance policy covering acts or omissions occurring after the Effective Time.

(c)           GW shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 6.1. The provisions of this Section 6.1 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

(d)           Each of GW and Founder shall jointly and severally indemnify, defend and hold harmless (the “Indemnity”) ViaSpace, and its officers, directors, employees, agents, successors and assigns (collectively the “ViaSpace Group”) from and against any and all costs, losses, damages, lawsuits, deficiencies, claims, expenses, and any liability (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation, interest, taxes, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement made by GW pursuant to this Agreement.

(e)           If any action, suit, proceeding, arbitration, order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental or regulatory authority (collectively “Actions”) is filed or initiated against any party entitled to the benefit of the Indemnity, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within twenty (20) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to the Indemnity except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of the Indemnity in connection with such Action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or (ii) the named parties to such Action include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action within fifteen (15) days after receipt of notice thereof pursuant to this Section 6.1, or (ii) the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such Action on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 6.1 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action under this Section 6.1.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section 6.1 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action under this Section 6.1 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

(f)           In the event any indemnified party should have a claim against any indemnifying party that does not involve a third-party claim, the indemnified party shall deliver a notice of such claim and an estimate of the amount of the applicable liability (if reasonably practicable) with reasonable promptness to the indemnifying party. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within 30 days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the liability in the amount specified in the indemnified party’s notice will be conclusively deemed a liability of the indemnifying party and the amount shall be paid in accordance with the terms and conditions of this Section 6.1. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute.

(g)           The representations, warranties, and covenants set forth in this Agreement by GW or in any instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by ViaSpace or its designees of GW or the business, operations, or condition of GW or its subsidiaries and thereafter the representations and warranties of GW shall continue to survive in full force and effect for six (6) years after the Closing Date; provided, however, that the representations and warranties in Sections 4.1, 4.3, and 4.4 shall survive indefinitely and the representations and warranties in Sections 4.10 and 4.12 shall survive for the applicable statute of limitations.

SECTION 6.2 Fees and Expenses. All costs, fees and expenses incurred in connection with the Merger, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement by ViaSpace shall be paid by GW.

SECTION 6.3 Public Announcements. GW and ViaSpace shall consult with each other and obtain written approval before issuing or otherwise releasing any press release or other public statements or announcements regarding this Agreement.

SECTION 6.4 Name Change. At the Effective Time, GW shall be renamed “ViaSpace Inc.”.

SECTION 6.5 Employee Benefits. Immediately prior to the Effective Time, GW shall terminate all of its employees, and any and all of its agreements with its consultants and directors.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of GW and ViaSpace on or prior to the Closing Date of the following conditions:

(a)           Shareholder Approvals. ViaSpace and GW shall have obtained the respective consent of their holders of each class of Membership Units or capital stock to the Merger, this Agreement and the transactions contemplated hereby.

(b)           Governmental and Regulatory Approvals. Other than the filing of the articles of merger and the certificate of merger provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by ViaSpace, GW or any of their subsidiaries under applicable law or regulation to consummate the Merger and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on GW’s ability to conduct the business of ViaSpace in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals")

(c)           No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded.

SECTION 7.2 Conditions to Obligations of GW . The obligation of GW to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)           Representations and Warranties of ViaSpace. The representations and warranties of ViaSpace set forth herein and in ViaSpace Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

(b)           Performance of Obligations of ViaSpace. ViaSpace shall have performed, in all material respects, all obligations required to be performed by it at or prior to the Closing Date under this Agreement.

(c)           Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires ViaSpace or any of its subsidiaries to be operated in a manner that would have a material adverse effect on ViaSpace or GW or on the consummation of this Agreement and the transactions contemplated hereby.

SECTION 7.3 Conditions to Obligations of ViaSpace. The obligation of ViaSpace to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)           Representations and Warranties. The representations and warranties of GW set forth herein and in the GW Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

(b)           Performance of Obligations of GW. GW shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement, including without limitation, any actions required to ensure that the capital structure specified in Section 4.3(a) is accurate and complete (and to provide ViaSpace evidence of same). ViaSpace shall have received certificates of GW’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(c)           Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires GW or any of its subsidiaries to be operated in a manner that would have a material adverse effect on GW or ViaSpace or on the consummation of this Agreement or the transactions contemplated hereby.

(d)           No GW Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on GW.

(e)           Lock-Up Agreement. Certain shareholders of GW shall enter into a Lock-Up Agreement with GW and provide original GW Common Stock share certificates in connection therewith pursuant to which the shareholders agree not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any of the GW Shares, or engage in any short selling of thirty million (30,000,000) shares of GW Common Stock in a form suitable to ViaSpace.

SECTION 7.4 Frustration of Closing Conditions. Neither GW nor ViaSpace may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not ViaSpace’s shareholders have approved the Agreement:

(a)           by mutual written consent of GW and ViaSpace;

(b)           by either GW or ViaSpace:

(i)           if the Merger shall not have been consummated at or prior to 5:00 p.m., Los Angeles time, on June 30, 2005, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time and date;

(ii)          if ViaSpace’s Members or GW’s stockholders have not consented to the Merger, this Agreement and the transactions contemplated hereby;

(iii)         if any Restraint having any of the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) (iv) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed; or

(iv)          if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable;

(c)           by GW, if ViaSpace shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach is not cured within 3 days of receipt from GW of written notice thereof; or

(d)           by ViaSpace, if GW shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach is not cured within 3 days of receipt from ViaSpace written notice thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1 shall provide written notice of such termination to the other party in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

SECTION 8.2 Effect of Termination. If this Agreement is terminated by either ViaSpace or GW as provided in Section 8.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of GW or ViaSpace. This Section 8.2 and Article IX shall survive such termination, provided, however, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

SECTION 8.3 Amendment. This Agreement may be amended by the parties at any time; provided, however, that after receipt of approval by the Members of ViaSpace, there shall not be made any amendment that by law requires any further approval by the Members of ViaSpace without the further approval of such Members. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to GW or Hoegler to:

Robert Hoegler

595 Howe Street, PO Box 18, Ste. 323

Vancouver, BC V6C 2T5

fax: 604-682-4380

(b)           if to ViaSpace, to:

ViaSpace Technologies LLC

2400 Lincoln Avenue

Altadena, CA 91001

Fax No.: (626) 296-6311

Attention: Dr. Carl Kukkonen

with a copy (which shall not constitute notice pursuant to this Section 9.2) to:

Fish & Richardson P.C.

12390 El Camino Real

San Diego, CA 92130-2081

Fax No.: (858) 678.5099

Attention: Edith A. Bauer, Esq.

SECTION 9.2 Definitions. For purposes of this Agreement:

(a)           an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)           "material adverse change" or "material adverse effect" means, when used in reference to ViaSpace or GW, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of such party and its subsidiaries, considered as an entirety.

(c)           "person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d)           a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(e)           "knowledge" means, (i) with respect to ViaSpace, the actual knowledge after reasonable due inquiry, of ViaSpace’s Chief Executive Officer and Chief Financial Officer and (ii) with respect to GW, the actual knowledge after reasonable due inquiry of GW’s executive officers.

SECTION 9.3 Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation unless the word “only” follows the words “include,” “includes” or “including.” The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.1 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law of such State.

SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or State court located in Los Angeles County, California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or State court sitting in Los Angeles County, California, except for any action in another jurisdiction to enforce any judgment previously obtained in any such Federal or State court sitting in Los Angeles County, California. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal or State court located in Los Angeles County, California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, GW, ViaSpace and Robert Hoegler have caused this Agreement to be signed by their respective officers (where applicable) thereunto duly authorized, all as of the date first written above.

VIASPACE TECHNOLOGIES LLC

By
Name:
Title:

GLOBAL-WIDE PUBLICATION LTD.

By
Name:
Title:

ROBERT HOEGLER

VIASPACE DISCLOSURE SCHEDULE

This Disclosure Schedule (the “ViaSpace Disclosure Schedule”) constitutes an integral part of the Agreement. The section references appearing below are references to the respective corresponding sections of the Agreement.

3.1           Direct Methanol Fuel Cell Corporation – qualified to do business in California, Delaware.

Arroyo Sciences, Inc. – qualified to do business in California, Delaware.

eCARmerce Incorporated – qualified to do business in California, Delaware.

Concentric Water Technology LLC – qualified to do business in Delaware.

3.2           Direct Methanol Fuel Cell Corporation – 8,560,000 shares of Common Stock; 4,285,716 shares of Series A-1 Preferred (equal to approximately 81.6% of the outstanding shares of common stock on an as converted basis);

Arroyo Sciences, Inc. – 20,475,000 shares of Common Stock (equal to approximately 99.8% of the outstanding shares of common stock on an as converted basis);

eCARmerce Incorporated – 592,450 shares of Common Stock (equal to approximately 52% of the outstanding shares of common stock on an as converted basis);

Concentric Water Technology LLC – 100% of Membership Units.

3.3           Membership Interests

Name	Membership Interests	Economic Interests

Dr. Carl Kukkonen	12,782,628	11,982,628

Mr. Amjad Abdallat	8,350,000	7,350,000

SNK CapitalTrust	9,350,000	9,350,000

Dr. Sandeep Gulati	7,500,000	7,500,000

Mr. Salman Shehayeb	2,000,000	1,800,000

Los Angeles County Community Development Commission

974,709	974,709

California Institute of Technology

	0	408,163

Carl A. Kukkonen III	283,500	683,500

Daniel C. Kukkonen	0	400,000

The A. & J. Abdallat Irrevocable Trust, dated February 23, 1999, for the benefit of Yasmine Abdallat

70,200	270,200

The A. & J. Abdallat Irrevocable Trust, dated February 23, 1999, for the benefit of Shireen-Anne Abdallat

70,200	270,200

The A. & J. Abdallat Irrevocable Trust, dated February 23, 1999, for the benefit of Adam-Jordan Abdallat

70,200	270,200

The A. & J. Abdallat Irrevocable Trust, dated February 23, 1999, for the benefit of Omar-Muhammad Abdallat

70,200	270,200

The A. & J. Abdallat Irrevocable Trust, dated February 23, 1999, for the benefit of Ali-Morgan Abdallat

70,200	270,200

Maya and Susan Shehayeb Trust

0	200,000

TOTALS	41,591,837	42,000,000

The Company has entered into a Stock Option Agreement dated as of June 15, 2005 with SNK Capital Trust (“SNK”) granting SNK an option to purchase up to 36,000,000 shares of Common Stock of GW subsequent to the Effective Time.

GW DISCLOSURE SCHEDULE

This Disclosure Schedule (the "GW Disclosure Schedule") constitutes an integral part of the Agreement. The section references appearing below are references to the respective corresponding sections of the Agreement.

SECTION 4.1 Organization, Standing and Corporate Power.

GW is in good standing in the State of Nevada. GW does not have any subsidiaries other than Marco Polo World News Inc. which will be sold prior to the Effective Time.

SECTION 4.2 Subsidiaries.

Not Applicable – GW’s present subsidiary (Marco Polo World News Inc.) will be sold prior to the Effective Time.

SECTION 4.3 Capital Structure.

GW does not have any shares reserved for issuance pursuant to stock-based plans.

SECTION 4.4 Authority; Noncontravention.

No consent, approval, waiver or other action by any person (other than the governmental authorities), under any indenture, lease, instrument or other material contract, agreement or document to which GW is a party or by which GW is bound, is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by GW for the consummation of the Merger.

SECTION 4.5 GW Documents.

GW does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, that have not been: (i) reflected in its audited financial statements as at, and for the period ending, December 31, 2004, including, without limitation, any liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP); (ii) incurred in the ordinary course of business since December 31, 2004, consistent with GW’s past practices; or (iii) incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, except as noted in item 4.6:

SECTION 4.6 GW Contracts.

1.           Agreement between GW and Robert Hoegler pursuant to which GW has agreed to purchase for cancellation 2,400,000 founder’s shares for $24,000 prior to the completion of the Merger. The number of shares to be purchased and cancelled (based upon GW’s capitalization at the Effective Time) will now be 72,000,000.

2.           Agreement among GW, Rino Vultaggio and Marco Polo World News Inc. (“MPW”), pursuant to which GW has agreed to sell the shares of MPW to Rino Vultaggio for 2,100,000 shares of GW which will be cancelled prior to the completion of the Merger. The number of shares to be received and cancelled (based upon GW’s capitalization at the Effective Time) will now be 63,000,000.

SECTION 4.8 Permits; Compliance with Applicable Laws.

Not applicable.

SECTION 4.9 Litigation.

Not Applicable.

SECTION 4.11 Employee Benefit Plans.

Not Applicable.

SECTION 4.12 Labor Matters.

Not Applicable.

SECTION 4.14 Intellectual Property.

Not Applicable.

SECTION 4.15 Insurance

GW does not have any insurance coverage.

SECTION 4.16 Transactions with Affiliates.

Not Applicable.

SECTION 4.18 Brokers.

Not Applicable.

SECTION 4.19 Real Property.

Not Applicable.

SECTION 4.20 Tangible Personal Property.

Nil